Exhibit 99.1

FOR IMMEDIATE RELEASE

VIVUS REVISES THIRD QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. (November 6, 2002) — VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today revised its financial results for the three and nine months ended September 30, 2002.

For the third quarter of 2002, VIVUS reports a revised net loss of ($3.7) million, or ($0.11) net loss per share, compared to a previously reported net loss of ($3.4) million, or ($0.10) net loss per share. For the nine months ended September 30, 2002, the Company reports a revised net loss of ($8.9) million, or ($0.27) net loss per share, as compared to a previously reported net loss of ($8.6) million, or ($0.26) net loss per share.

The additional $321 thousand net loss reported is due to costs associated with a marketing program. These costs were not previously recognized in the third quarter financial statements released on October 16, 2002 and were discovered after receiving a status report from the third party vendor relating to the marketing program.

About VIVUS

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). The Company developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm:MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE.

Note to editors and investors: Additional written materials, recent releases and Company information are available through a variety of sources, including the VIVUS website www.vivus.com and the VIVUS Fax-On-Demand Service (1-888-329-5719).

This news release contains forward-looking statements about the potential commercialization of products in treating male and female sexual dysfunction and reflects management’s current beliefs. However, as with any pharmaceutical under development, there are significant risks in development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this news release will be successful or that any product will receive regulatory approval for any indication. Further, even if the Company were to receive regulatory approval for a product, there could be no assurance that such a product would prove to be commercially successful. Please see the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Form 10-K and Forms 10-Q, which identify these and other risks and uncertainties that may cause actual results or events to differ materially from those described in this news release.

Updated Financial Tables Follow

VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amount)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
US product	$3,683	$5,146	$14,920	$15,415
International product	155	708	1,024	3,759
Returns provision	(308)	(301)	(1,484)	(892)

Total revenue	3,530	5,553	14,460	18,282
Cost of goods sold	2,292	3,286	7,196	10,083

Gross profit	1,238	2,267	7,264	8,199

Operating expenses:
Research and development	2,707	2,002	9,460	9,943
Selling, general and administrative	2,607	2,429	8,007	7,378

Total operating expenses	5,314	4,431	17,467	17,321

Loss from operations	(4,076)	(2,164)	(10,203)	(9,122)
Interest and other income	354	550	1,015	1,710

Loss before benefit for income taxes	(3,722)	(1,614)	(9,188)	(7,412)
Benefit for income taxes	--	492	268	492

Net loss	$(3,722)	$(1,122)	$(8,920)	$(6,920)

Net loss per share:
Basic	$(0.11)	$(0.03)	$(0.27)	$(0.21)
Diluted	$(0.11)	$(0.03)	$(0.27)	$(0.21)
Shares used in per share computation
Basic	32,950	32,609	32,882	32,538
Diluted	32,950	32,609	32,882	32,538

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands, except per share amount)

	September 30,	December 31,
	2002	2001

	(unaudited)
Current assets:
Cash and cash equivalents	$6,180	$11,545
Available-for-sale securities	12,497	7,835
Accounts receivable, net	3,099	2,314
Inventories, net	2,733	3,100
Prepaid expenses and other assets	1,271	780

Total current assets	25,780	25,574
Property and equipment, net	10,718	12,378
Restricted cash	3,324	3,324
Available-for-sale securities, non-current	11,237	17,298

Total assets	$51,059	$58,574

Current Liabilities:
Accounts payable	$842	$1,241
Accrued and other liabilities	9,867	9,435

Total current liabilities	10,709	10,676
Accrued and other long-term liabilities	4,359	3,923

Total liabilities	15,068	14,599

Stockholders' equity:
Common stock; $.001 par value; shares
authorized 200,000; shares outstanding -
September 30, 2002, 32,950;
December 31, 2001 32,693;	33	33
Paid-in-capital	134,843	133,988
Accumulated other comprehensive income	403	322
Accumulated deficit	(99,288)	(90,368)

Total stockholders' equity	35,991	43,975

Total liabilites and stockholder's equity	$51,059	$58,574